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                                                                    EXHIBIT 10.1

                             GRAND PRIX SPORTS, INC.
                    C/O BRYAN CAVE LLP, ITS CORPORATE COUNSEL
               2020 MAIN STREET, SUITE 600, IRVINE, CA 92614-8200

                                November 5, 2001


IFT International, Inc.
1384 Broadway
New York, NY 10018

Attention: Antonio Maggioni

Dear Mr. Maggioni:

        This Letter of Intent ("LOI") sets forth the terms and conditions of a proposal by Grand Prix Sports, Inc. ("Buyer" or "Company"), to purchase 100% of the outstanding shares of IFT International, Inc. ("Seller"), as described below. Buyer and Seller may also be referred to herein collectively as "Parties".

        Except as set forth in this LOI, this proposal and its terms are not legally binding on either party, and this LOI is subject, among other things to the satisfactory completion of due diligence and the negotiation and execution of a mutually agreeable definitive stock purchase agreement (the "Stock Purchase Agreement") and employment contracts containing customary terms and conditions for such agreement and transactions of this nature and magnitude including the terms set forth below:

        1. FORM OF TRANSACTION. The form of the transaction (the "Transaction") shall constitute the following: The Buyer will acquire from Seller 100% of the issued and outstanding shares of Seller, business relationships, rights to any production, importation or distribution services, or any material contracts whether currently executed or in negotiation, related products, advertising, research, marketing material or services designed, produced, or sold by Seller or any affiliate entity thereof, purchased inventory, work in progress, cash on hand, retained earnings, trademarks, patents, service marks, copyrights, or other intellectual property of Seller, whether or not filed or applied for shall be included as assets of Seller to be acquired by Buyer.

        2. PURCHASE PRICE. The purchase price shall consist of the following components, in respect of Messrs. Antonio Maggioni and Luigi Felicetti and of Afrin Srl., each of whom shall provide such assignment of Seller's interest to Buyer, in their sole and absolute discretion and authority, under terms and conditions referenced herein and to be referenced in the Stock Purchase Agreement, if, when, and as executed:

        a) STOCK. The Buyer will deliver one million two hundred fifty thousand of its restricted common stock to the Seller to be allocated as agreed upon between and

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among the principal shareholders named above and specified in the Stock Purchase
Agreement. Said shares to be with an underlying value to be agreed upon by the Parties.

        b) PRIVATE PLACEMENT. The Company will immediately upon execution of this LOI undertake to produce, circulate and execute on a best efforts basis, a private placement offering to generate no less than $2.0 million of operating capital subsequent to the Closing (as that term is defined in Section 3, below) of the Transaction. The Private Placement to be in two tranches, with best efforts to close the first, in the amount of $500,000, within 90 days of the Closing and the second, in the amount of $1,500,000, within 180 days thereafter.

        3. TIMING. The parties hereto agree to use their best efforts to negotiate and execute the Stock Purchase Agreement no later than 60 days after the execution of this LOI and close (the "Closing") the Transaction no later than 90 days after the execution of this LOI by the parties hereof. This LOI is being sent by facsimile and international express delivery and shall be effective if executed and delivered by Messrs. Antonio Maggioni and Luigi Felicetti and by Afrin Srl. by facsimile and on counterpart signature pages, provided the original executed pages or copies of this LOI are promptly delivered thereafter by international express delivery to Buyer.

        4. COVENANTS NOT TO COMPETE. The Buyer shall receive covenants not to compete from Mr. Antonio Maggioni as shareholder and employee of Seller, which covenants shall remain effective for two years after the termination of his employment with Seller. The covenants not to compete shall be customary in its terms and shall preclude Mr. Maggioni from directly or indirectly competing with Buyer in the fashion, design, distribution or retail of apparel specialty items and products business and certain related corporate services and lifestyle industries.

        5. ACCESS DURING DUE DILIGENCE. The Seller agrees to provide the Buyer or its representative reasonable access to the Seller, its Staff, and its Directors, including access to Seller's offices and all books and accounts of record of Seller for due diligence prior to the Closing.

        6. BOARD OF DIRECTORS MEMBERSHIP. The Buyer shall place Mr. Antonio Maggioni on the Buyer's Board of Directors.

        7. MANAGEMENT CONTRACT. The Buyer shall provide an Employment Agreement to Mr. Antonio Maggioni to become effective upon the Closing and shall continue for a period of three years thereafter, the terms thereof to be agreed upon prior to the execution of the Stock Purchase Agreement.

        8. OPERATIONS IN ORDINARY COURSE OF BUSINESS. The Seller agrees to operate its business and manage its affairs in the ordinary course from the date of this LOI through and including the Closing. The Seller will immediately notify the Buyer of any existing or contemplated material adverse change in the business, prospects or projected operations or earnings of the Seller.

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        9. EACH PARTY TO BEAR OWN EXPENSES. The Buyer, the Seller, Messrs.
Antonio Maggioni and Luigi Felicetti, and Afrin Srl. shall each be responsible for their own respective expenses incurred in connection with this LOI and the contemplated transaction, including, without limitation, legal fees and other professionals' fees pertaining to due diligence, such as accountant's fees to prepare audited financial statements of Seller, and the negotiations, preparation and execution of the Stock Purchase Agreement.

        10. EXCLUSIVITY. The Seller, Messrs. Antonio Maggioni and Luigi Felicetti, and Afrin Srl. each agree that none of them nor any of their representatives or affiliates shall initiate, solicit, respond to, provide documents or information to nor enter into any discussions or negotiations regarding any proposal or offer to engage in any business combination transaction of any nature, whether in the form of an asset or capital stock transaction or otherwise, with any other party following their execution of this LOI until the Closing or the termination of this LOI in the manner detailed in paragraph 12 below.

        11. CONFIDENTIALITY. The Buyer acknowledges that information to be provided by or on behalf of, the Seller, Messrs. Antonio Maggioni and Luigi Felicetti, or Afrin Srl. is highly confidential in nature ("Seller Confidential Information"), which Seller Confidential Information will include, but not be limited to, the Seller's customer lists, product pricing, product costs, and contact information. The Seller, Messrs. Antonio Maggioni and Luigi Felicetti, and Afrin Srl. acknowledge that information (not otherwise set forth in the Buyer's documents on file with the Securities and Exchange Commission) to be provided by or on behalf of, the Buyer is highly confidential in nature ("Buyer Confidential Information"). For purposes hereof, "Seller Confidential Information" and Buyer Confidential Information shall be referred, in context, to as "Confidential Information." Should the Transaction not Close, each party hereto agrees to return all materials and all copies thereof to the party who provided same within ten business days of written notification therefrom that negotiations have been terminated. Each party hereto further agrees to maintain confidentiality of such Confidential Information as may be learned during the due diligence for a period of three years from the termination of negotiations. Each party hereto shall maintain confidentiality of the existence and contents of this LOI, the resultant due diligence investigations, the negotiations, preparations and execution of the Stock Purchase Agreement and the contents thereof from any and all third parties, including but not limited to customers, employees, and suppliers of the Seller and the Buyer (not otherwise set forth in the Buyer's documents on file with the Securities and Exchange Commission) during the exclusivity period and for three years thereafter should the contemplated transaction not take place. Each party to this LOI who, directly or indirectly, receives Confidential Information in connection with this LOI (a "Receiving Party") hereby agrees to indemnify any other party hereto (an "Indemnified Party") who suffers damage as a result of such Receiving Party disclosing Confidential Information, without the express prior written consent of the Indemnified Party, which consent may be withheld or delayed in such party's sole and absolute discretion. Such indemnification and damages shall include any losses sustained by the Indemnified Party, including, but not limited to,

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counsel fees. Without limitation to the foregoing each party to this LOI acknowledges that the Confidential Information of the Disclosing Party provided pursuant to this LOI, constitutes unique, valuable and special business of the Disclosing Party, and that disclosure thereof may cause irreparable injury to the Disclosing Party. Accordingly, each party to this LOI that receives any Confidential Information pursuant to this LOI agrees that the remedy at law for any breach of the covenants contained in this LOI may be inadequate, and in recognition thereof, agrees that the Disclosing Party shall, in addition thereto, be entitled to injunctive relief without bond, upon a finding by a court of competent jurisdiction of a breach of any of the Confidential Information provisions of this LOI, which relief shall in addition to and not in derogation of any other remedies which may be available to the Disclosing Party as a result of the breach.

        12. TERMINATION. Termination of this LOI can occur under the following circumstances:

        a)      By the Buyer at any time;

        b)      By mutual agreement between Buyer and Seller; or

        c) If, after 60 days from executing the LOI, the Share Purchase Agreement has not been executed, or if after 90 days from executing this LOI, the Transaction has not closed.

        13. GOVERNING LAW AND JURISDICTION. This LOI shall be governed by the laws of the State of California, without reference to choice of laws or conflicts of laws principles. By executing this LOI, the parties hereby expressly consent to the personal jurisdictions of the State of California and federal courts located in the United States.

        14. BINDING AGREEMENT. When duly executed by Buyer and Seller, this LOI shall demonstrate the intention of the parties to proceed with due diligence and further discussions to negotiate the Stock Purchase Agreement that, if and when signed, will constitute a binding agreement. This LOI is not intended nor shall it constitute a binding obligation on any of the parties to enter into any transaction contemplated hereby, with the exception of the obligations created by Paragraph 9 (Each party responsible for its own expenses), Paragraph 10 (Exclusivity), Paragraph 11 (Confidentiality), Paragraph 12 (Termination), and Paragraph 13 (Governing Law and Jurisdiction). Paragraphs 9, 10, 11, 12, and 13 are binding. Notwithstanding the above, Seller, Messrs. Antonio Maggioni and Luigi Felicetti, and Afrin Srl. each acknowledge that the Buyer's intentions to proceed with due diligence and further discussions to negotiate the Stock Purchase Agreement shall not vest unless and until it has received and at its sole discretion is fully satisfied with: a) audited financial statements for Seller's fiscal years ended December 31, 1998, 1999, and 2000, and for Seller's short fiscal year ended March 31, 2001; b) Seller's aged accounts receivable and accounts payable lists as of October 31, 2001; c) Seller's available internal financial statements for six months ended September 30, 2001; d) Seller's statement summarizing the current status of its existing and future business operations, procedures, marketing strategies, brochures and opportunities to be generated by Bob Donaldson, CPA/Consultant; e) a certificate of good standing of Seller from its regulatory bodies; f) Seller's copies of tax returns filed for the fiscal years ended

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December 31, 1998, 1999, and 2000 and for Seller's short fiscal year ended March
31, 2001; and g) all material contracts with shareholders, employees, suppliers, landlords, customers and affiliates, if any.

        15. FINDER'S FEES. All finder's fees, if any, in respect of the Transaction will be paid by the Seller, with the exception of one hundred twenty-five thousand shares of the Buyer's restricted common stock that, upon the Closing, it shall issue to Agora Capital Partners, Inc., as a finder's fee.

        Our proposal as set forth in this LOI, shall remain effective through and including November 16th, 2001, after which date it shall be deemed withdrawn if not executed by the Seller, Messrs. Antonio Maggioni and Luigi Felicetti, and Afrin Srl.

Respectfully yours,
GRAND PRIX SPORTS, INC.


By: /s/ HARRYSEN MITTLER
    ----------------------------
    Harrysen Mittler, CEO/Chairman

Approved by:
IFT INTERNATIONAL, INC.


By: /s/ ANTONIO MAGGIONI
    ----------------------------
Antonio Maggioni, CEO

                                       AFRIN SRL., an entity

/s/ ANTONIO MAGGIONI
---------------------------------      By: /s/ VANTINI GIANFRANCO
Antonio Maggioni, an individual            -------------------------------------
                                           Vantini Gianfranco,
                                           authorized officer, CEO
/s/ LUIGI FELICETTI
---------------------------------
Luigi Felicetti, an individual